Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Assoc. Director, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

- Third Quarter 2010 AZASITE® Prescriptions Increased 45% from Third Quarter 2009 -

DURHAM, NC - November 4, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the third quarter ended September 30, 2010, reporting a net loss of $7.6 million or ($0.09) per share, an improvement from the third quarter of 2009 during which the Company incurred a net loss of $8.5 million or ($0.12) per share.

Total revenue for the third quarter of 2010 was $26.7 million, as compared to $25.2 million for the third quarter of 2009, reflecting an increase of 6%. The third quarter of 2009 included the recognition of previously deferred revenue from ELESTAT® (epinastine HCl ophthalmic solution) 0.05% due to annual contractual minimums during that time, as well as increased hospital usage of AZASITE® (azithromycin ophthalmic solution) 1% as a substitute therapy during a temporary supply shortage of erythromycin ophthalmic ointment. These items did not recur in the third quarter of 2010. Revenue from AZASITE totaled $11.1 million in the third quarter of 2010, an increase of 23% compared to $9.0 million recognized in the third quarter of 2009.

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and co-promotion revenue from net sales of ELESTAT, was $15.6 million for the third quarter of 2010 compared to $16.1 million in the third quarter of 2009. Royalty revenue for the third quarter of 2010 from RESTASIS was $11.7 million compared to $9.4 million in the third quarter of 2009. Co-promotion revenue from ELESTAT in the third quarter of 2010 was $3.9 million as compared to $6.7 million in the third quarter of 2009, which included the recognition of $2.1 million of deferred revenue from previous quarters of 2009.

Total revenue for the nine months ended September 30, 2010 was $76.1 million and represented a 22% increase over the total revenue of $62.5 million for the same period in 2009. Total revenue for the nine months ended September 30, 2010 was comprised of $46.6 million of co-promotion and royalty revenue on net sales of ELESTAT and RESTASIS and $29.5 million of AZASITE revenue, as compared to $39.7 million and $22.8 million, respectively, recognized for the nine months ended September 30, 2009.

Operating expenses for the third quarter of 2010 totaled $34.2 million, as compared to $33.1 million for the same period in 2009, reflecting an increase of 3%. The small increase in third quarter 2010 operating expenses, as compared to 2009, was primarily due to management changes and the related compensation expenses reflected in increased general and administrative expenses, as well as an increase in cost of sales associated with increased AZASITE sales volume, partially offset by a reduction in R&D spending.

Operating expenses for the nine months ended September 30, 2010 were $106.6 million, as compared to $98.0 million for the same period in 2009, reflecting an increase of 9%. The increase in nine month 2010 operating expenses, as compared to 2009, was related to increased administrative expenses associated with changes in management and the related compensation charges, including CEO transition costs of approximately $5 million, as well as an increase in cost of sales primarily resulting from increased AZASITE sales volume, partially offset by a reduction in R&D spending.

For the third quarter ended September 30, 2010, the Company reported a net loss of $7.6 million, or ($0.09) per common share, as compared to a net loss of $8.5 million, or ($0.12) per common share, for the same period in 2009. The net loss for the nine months ended September 30, 2010 was $31.2 million, or ($0.38) per common share, as compared to a net loss of $37.4 million, or ($0.61) per common share, for the same period in 2009. Cash, cash equivalents and investments totaled $99.5 million at September 30, 2010, reflecting a $6.7 million utilization of cash and investments during the third quarter of 2010 and a $29.6 million utilization of cash and investments during the first nine months of 2010.

“We are pleased to have delivered another strong quarter of commercial and financial performance,” said Adrian Adams, President and CEO of Inspire. “The key aspects of our business are moving in the right strategically aligned direction, creating solid foundations for a potentially transformational year in 2011 for Inspire, beginning with the anticipated first quarter release of results from TIGER-2, our second Phase 3 trial of denufosol tetrasodium for cystic fibrosis.”

Recent Updates Include (August 6, 2010 through November 4, 2010):

Ophthalmic Research & Development

•

Entered into an Amended and Restated License, Development and Marketing Agreement with Allergan, Inc., which revised terms related to the PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% development program and Inspire’s right to receive revenues from Allergan based on net sales of RESTASIS and any other human ophthalmic formulations of cyclosporine owned or controlled by Allergan through 2020; and

•

Announced plans to evaluate the use of AZASITE for the treatment of blepharitis in a Phase 2 trial targeted to be initiated by the end of 2010 with information expected in the second half of 2011; this multi-center trial will evaluate AZASITE compared to vehicle in up to 300 patients over four weeks of treatment with an eight-week follow-up period.

Pulmonary Research & Development

•	Presented data at the European Respiratory Society Annual Congress highlighting the potential for denufosol to benefit cystic fibrosis (CF) patients on minimal pharmacotherapy;

•	Presented information at the North American Cystic Fibrosis Conference highlighting the novel mechanism of action of denufosol and non-clinical safety data; and

•	Completed enrollment in REACH, a small safety and tolerability clinical trial of denufosol in CF patients ages 2 - 4 years old; results are expected in the first quarter of 2011.

Commercial Operations

•	Increased third quarter 2010 AZASITE prescription volume approximately 45% over the third quarter of 2009.

Corporate

•

Announced Inspire has been awarded four grants totaling approximately $1 million under the Federal government’s Qualifying Therapeutic Discovery Project (QTDP), which awarded grants for projects that showed significant potential to produce new and cost-saving therapies, support jobs and increase U.S. competitiveness; Inspire expects to receive the grant funding in the fourth quarter of 2010;

•

Named Dr. Charles Johnson as Executive Vice President of Research and Development and Chief Medical Officer; Dr. Johnson is an accomplished pulmonologist and pharmaceutical executive with more than 30 years of experience in academic clinical practice and the pharmaceutical industry; and

•	Named Robert Savel as Senior Vice President and Chief Technical Officer; Mr. Savel has extensive experience in operations, quality and supply chain management.

Financial Outlook for 2010

•	Inspire expects to record 2010 aggregate revenue in the range of $100-$111 million;

•

Total 2010 operating expenses are expected to be in the range of $145-$159 million. Specific operating expense category guidance is expected to be as follows: Cost of sales of $13-$18 million, research and development of $48-$60 million, selling and marketing of $48-$53 million and general and administrative expenses of $27-$32 million. Included within this operating expense guidance are projected stock-based compensation costs of approximately $8-$12 million; and

•

Cash utilization is expected to be in the range of $43-$53 million, revised from the prior guidance of $53-$65 million. Cash utilization guidance incorporates approximately $20 million of principal debt repayment.

Inspire will host a conference call and live webcast with an accompanying slide presentation to discuss its third quarter 2010 financial results on Thursday, November 4, 2010 at 8:00 a.m. ET. The live webcast, slide presentation and replay will be available on Inspire’s website at www.inspirepharm.com. The webcast will include audio of the conference call and a slide presentation to be reviewed during the call. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 17059925. A telephone replay of the conference call will be available until November 11, 2010. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 17059925.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Inspire’s clinical pipeline includes denufosol tetrasodium for cystic fibrosis in Phase 3 development and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: whether or not the Company will move in the right strategically aligned direction; whether or not 2011 will be a transformational year for Inspire; the timing or outcome of the TIGER-2 results; the timing or outcome of the Phase 2 clinical work with AZASITE for the treatment of blepharitis; the timing or outcome of the denufosol trial studying 2-4 year old patients; the timing and amount of QTDP grant money to be received; the potential of denufosol tetrasodium to benefit patients on minimal pharmacotherapies; the amount of revenues to be recorded by the Company in 2010; 2010 total operating expenses; 2010 cost of sales; 2010 selling and marketing expenses; 2010 general and administrative expenses; 2010 research and development expenses; 2010 stock-based compensation costs; cash utilization by the Company in 2010, including the amount of principal repayment on the Company’s outstanding debt; and the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$11,131	$9,041	$29,448	$22,814
Product co-promotion and royalty	15,601	16,127	46,624	39,736

Total revenue	26,732	25,168	76,072	62,550
Operating expenses:
Cost of sales	3,689	3,032	10,398	7,277
Research and development	11,937	15,300	33,329	41,124
Selling and marketing	12,363	11,323	38,399	36,132
General and administrative	6,174	3,410	24,474	11,463
Restructuring	—	35	—	2,014

Total operating expense	34,163	33,100	106,600	98,010

Loss from operations	(7,431)	(7,932)	(30,528)	(35,460)
Other income/(expense):
Interest income	147	151	472	470
Interest expense	(274)	(712)	(1,142)	(2,421)
Gain on investments	—	—	5	—

Other income/(expense), net	(127)	(561)	(665)	(1,951)

Net loss	$(7,558)	$(8,493)	$(31,193)	$(37,411)

Basic and diluted net loss per common share	$(0.09)	$(0.12)	$(0.38)	$(0.61)

Weighted average common shares used in computing basic and diluted net loss per common share	82,825	71,168	82,655	61,564

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	September 30, 2010	December 31, 2009
Cash, cash equivalents and investments	$99,465	$129,099
Trade receivables	23,111	22,682
Inventories, net	747	1,717
Total assets	146,282	178,770
Working capital	78,744	85,412
Debt, including current portion	10,369	25,175
Total stockholders’ equity	96,790	119,168
Shares of common stock outstanding	82,840	82,346

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